Exhibit 10.1

Execution Version

LIMITED GUARANTEE

LIMITED GUARANTEE, dated as of October 11, 2011 (this “Limited Guarantee”), by Ares Corporate Opportunities Fund III, L.P. (the “Guarantor”) in favor of 99 Cents Only Stores, a California corporation, (the “Guaranteed Party”).

1.           GUARANTEE. To induce the Guaranteed Party to enter into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), among Number Holdings, Inc., a Delaware corporation (“Parent”), Number Merger Sub, Inc., a California corporation (“Merger Sub”) and the Guaranteed Party, pursuant to which Merger Sub, or its permitted assignees, will be merged with and into the Guaranteed Party (the “Merger”), Guarantor, intending to be legally bound, hereby absolutely, irrevocably and unconditionally, guarantees to the Guaranteed Party, but only up to the Cap (as defined below), the due and punctual observance, performance and discharge of payment when due of  58.33% (its “Pro Rata Portion”) of (i) the Parent Termination Fee pursuant to Section 8.03(b) of the Merger Agreement and (ii) any amounts that become payable (the “Payable Expenses”) by Parent or Merger Sub pursuant to Section 8.03(d) of the Merger Agreement (collectively, after giving effect to the Guarantor’s Pro Rata Portion of any reduction in the amounts payable under clauses (i) or (ii) above or replacement fee agreed to in writing by Parent and the Company or imposed by a court of competent jurisdiction (other than in connection with a bankruptcy, reorganization or similar proceeding), the “Obligation”); provided that in no event shall the Guarantor’s aggregate liability under this Limited Guarantee exceed in the aggregate (i) $55,121,850, in the case of the Parent Termination Fee and (ii) $5,833,000 in the case of Payable Expenses (collectively, the “Cap”), it being understood that this Limited Guarantee may not be enforced without giving effect to the Cap. All payments hereunder shall be made in lawful money of the United States, in immediately available funds. Subject to the Cap, the Guarantor promises and undertakes to make all payments hereunder free and clear of any deduction, offset, defense, claim or counterclaim of any kind (other than defenses to the payment of the Obligation that are available to Parent or Merger Sub under the Merger Agreement). Capitalized terms used but not defined herein shall have the meaning ascribed to them in the Merger Agreement.

If Parent or Merger Sub fails to discharge any of the Obligation, then the Obligation shall, at the Guaranteed Party’s option, become immediately due and payable by Guarantor and the Guaranteed Party may at any time and from time to time, at the Guaranteed Party’s option, and so long as Parent or Merger Sub fails to discharge any of the Obligation, take any and all actions available hereunder or under applicable law to collect on the Guarantor’s liabilities hereunder in respect of such Obligation subject to the Cap; provided, that the Guaranteed Party acknowledges that the Guarantor’s liability hereunder is subject to the Cap.

Subject to and in furtherance of the foregoing, the Guarantor acknowledges that the Guaranteed Party may, in its sole discretion, bring and prosecute a separate action or actions against the Guarantor for the full amount of the Obligation (subject to the Cap), regardless of whether any action is brought against Parent or Merger Sub or whether Parent or Merger Sub is joined in any such action or actions.

2.           NATURE OF GUARANTEE.  Subject to the Cap, the Guarantor’s liability hereunder is absolute, unconditional, irrevocable and continuing irrespective, without limitation, of (a) any modification, amendment or waiver of, or any consent to departure from, the Merger Agreement that may be agreed to by Parent or Merger Sub in accordance with the terms of the Merger Agreement or (b) any other circumstance that might otherwise constitute a defense available to, or a discharge of, Guarantor hereunder (other than payment and performance in full or termination of this Limited Guarantee in accordance with its terms). Without limiting the foregoing, the Guaranteed Party shall not be obligated to file any claim relating to the Obligation in the event that Parent or Merger Sub becomes subject to a bankruptcy, reorganization or similar proceeding, and the failure of the Guaranteed Party to so file shall not affect the Guarantor’s Obligation hereunder. In the event that any payment to the Guaranteed Party in respect of the Obligation is rescinded or must otherwise be returned to Guarantor for any reason whatsoever, the Guarantor shall remain liable hereunder with respect to such Obligation as if such payment had not been made. Subject to the Cap, this Limited Guarantee is an unconditional, irrevocable and continuing guarantee of payment of the Obligation and not of collection of the Obligation. If the Guaranteed Party is prevented under applicable law or otherwise from demanding or accelerating payment of any of the Obligation from Parent or Merger Sub by reason of any automatic stay or otherwise, the Guaranteed Party shall be entitled to receive from the Guarantor, upon demand therefor, the sums that otherwise would have been due had such demand or acceleration occurred.

3.           CHANGES IN OBLIGATION, CERTAIN WAIVERS.

(a)           The Guarantor agrees that the Guaranteed Party may at any time and from time to time, without notice to or further consent of the Guarantor, extend the time of payment of the Obligation (provided that any amendment to the Merger Agreement shall be subject to the consent of Parent and Merger Sub as provided in Section 8.04 thereof), and may also make any agreement with Parent or Merger Sub for the extension, renewal, payment, compromise, discharge or release thereof, in whole or in part, without in any way impairing or affecting such Guarantor’s Obligation under this Limited Guarantee. The Guarantor agrees that the Obligation of the Guarantor hereunder shall not be released or discharged, in whole or in part, or otherwise affected by (i) the failure or delay on the part of the Guaranteed Party to assert any claim or demand or to enforce any right or remedy against Parent or Merger Sub; (ii) any change in the time, place or manner of payment of the Obligation or any rescission, waiver, compromise, consolidation or other amendment or modification of any of the terms or provisions of the Merger Agreement made in accordance with the terms thereof or any agreement evidencing, securing or otherwise executed in connection with the Obligation; (iii) the addition, substitution or release of any entity or other person interested in the transactions contemplated by the Merger Agreement; (iv) any change in the corporate existence, structure or ownership of Parent or Merger Sub; (v) any insolvency, bankruptcy, reorganization or other similar proceeding affecting Parent, Merger Sub or any other person interested in the transactions contemplated by the Merger Agreement; (vi) the existence of any claim, set-off or other right which the Guarantor may have at any time against Parent, Merger Sub or the Guaranteed Party, whether in connection with the Obligation or otherwise (other than defenses to the payment of the Obligation that are available to Parent or Merger Sub under the Merger Agreement); or (vii) the adequacy of any means the Guaranteed Party may have of obtaining payment related to the Obligation. Subject to the Cap, to the fullest extent permitted by law, the Guarantor hereby expressly waives any and all rights or defenses arising by reason of any law which would otherwise require any election of remedies by the Guaranteed Party. The Guarantor waives promptness, diligence, notice of the acceptance of this Limited Guarantee and of the Obligation, presentment, demand for payment, notice of non-performance, default, dishonor and protest, notice of any Obligation incurred and all other notices of any kind (other than notices expressly required to be provided to Parent or Merger Sub pursuant to the Merger Agreement), all defenses that may be available by virtue of any valuation, stay, moratorium law or other similar law now or hereafter in effect, any right to require the marshalling of assets of Parent or Merger Sub or any other person interested in the transactions contemplated by the Merger Agreement, and all suretyship defenses generally (other than defenses to the payment of the Obligation that are available to Parent or Merger Sub under the Merger Agreement). The Guarantor acknowledges that it will receive substantial direct and indirect benefits from the transactions contemplated by the Merger Agreement and that the waivers set forth in this Limited Guarantee are knowingly made in contemplation of such benefits.

(b)           The Guaranteed Party hereby covenants and agrees that it shall not institute, and shall cause its respective controlled affiliates not to institute any formal proceeding or bring any other formal claim, in any litigation or other formal proceeding, arising under, or in connection with, the Merger Agreement or the transactions contemplated thereby (including under the equity commitment letter dated as of the date hereof from the Guarantor to Parent (the “Equity Commitment Letter”)), against the Guarantor, Parent, Merger Sub, or any of their affiliates or any of their respective former, current or future equity holders, controlling persons, directors, officers, employees, agents, affiliates, members, managers, general or limited partners, or assignees (each of the foregoing, including the Guarantor, Parent and Merger Sub, a “Non-Recourse Party”), other than (A) claims against Parent and/or Merger Sub or any of their successors or assigns under the Merger Agreement, (B) claims by the Guaranteed Party against ACOF Operating Manager III, LLC or the Other Guarantor (as defined below), or any of their successors and assigns, under the Confidentiality Agreement, (C) claims against the Guarantor or any of its successors or assigns under this Limited Guarantee, or (D) claims against the Canada Pension Plan Investment Board (the “Other Guarantor”) or any of its successors or assigns under the limited guarantee, dated as of the date hereof, by the Other Guarantor in favor of the Guaranteed Party (the “Other Limited Guarantee”) (the claims referred to in clauses (A), (B), (C) and (D) hereof being referred to herein as the “Permitted Claims”). The Guarantor hereby covenants and agrees that it shall not institute, and shall cause its affiliates not to institute, directly or indirectly, any proceeding asserting that this Limited Guarantee or any portion thereof is illegal, invalid or unenforceable in accordance with its terms.

(c)           The Guarantor shall not exercise any rights that it may now have or hereafter acquire against Parent or Merger Sub that arise from the existence, payment, performance, or enforcement of the Guarantor’s Obligation under or in respect of this Limited Guarantee, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Guaranteed Party against Parent or Merger Sub or such other person, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from Parent or Merger Sub or such other person, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until the Obligation under this Limited Guarantee shall have been indefeasibly paid in full in immediately available funds. If any amount shall be paid to the Guarantor in violation of the immediately preceding sentence at any time prior to the indefeasible payment in full in immediately available funds of the Obligation and all other amounts payable under this Limited Guarantee, such amount shall be received and held in trust for the benefit of the Guaranteed Party, shall be segregated from other property and funds of the Guarantor and shall forthwith be paid or delivered to the Guaranteed Party in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the Obligation and all other amounts payable under this Limited Guarantee, in accordance with the terms of the Merger Agreement, whether matured or unmatured, or to be held as collateral for any Obligation or other amounts payable under this Limited Guarantee thereafter arising.

4.           NO WAIVER; CUMULATIVE RIGHTS. No failure on the part of the Guaranteed Party to exercise, and no delay in exercising, any right, remedy or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by the Guaranteed Party of any right, remedy or power hereunder preclude any other or future exercise of any right, remedy or power hereunder. Each and every right, remedy and power hereby granted to the Guaranteed Party or allowed it by law or other agreement shall be cumulative and not exclusive of any other, and may be exercised by the Guaranteed Party at any time or from time to time. Subject to the Cap and except with respect to its obligations to proceed against Guarantor as provided in Section 1, the Guaranteed Party shall not have any obligation to proceed at any time or in any manner against, or exhaust any or all of the Guaranteed Party’s rights against, Parent, Merger Sub or any other person liable for the Obligation prior to proceeding against the Guarantor hereunder.

5.           REPRESENTATIONS AND WARRANTIES. The Guarantor hereby represents and warrants, with respect to itself, to the Guaranteed Party that (a) it is duly organized and validly existing under the laws of the jurisdiction of its formation; (b) it has all limited partnership or corporate, as applicable, power and authority to execute, deliver and perform this Limited Guarantee; (c) the execution, delivery and performance of this Limited Guarantee by such party has been duly and validly authorized and approved by all necessary limited partnership or corporate, as applicable, action, and no other proceedings or actions on the part of such party are necessary therefore; (d) this Limited Guarantee has been duly and validly executed and delivered by it and constitutes a valid and legally binding obligation of it, enforceable against it in accordance with its terms, except that such enforceability may be (i) limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws of general application relating to or affecting creditors’ rights generally and (ii) subject to general equitable principles (whether considered in a proceeding in equity or at law); (e) the execution, delivery and performance by it of this Limited Guarantee do not and will not (i) violate its organizational and governing documents, (ii) violate any law or judgment or (iii) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of any benefit under, any contract to which it is a party, other than such items that, individually or in the aggregate, would not reasonably be expected to prevent or delay it from performing the Obligation under this Limited Guarantee; and (f) it has the financial capacity to pay and perform the Obligation under this Limited Guarantee, and all funds necessary for it to fulfill the Obligation hereunder shall be available to it for so long as this Limited Guarantee shall remain in effect in accordance with Section 8 hereof.

6.           NO ASSIGNMENT. The Limited Guarantee may not be assigned, in whole or in part, by the Guaranteed Party.  The Guarantor’s obligation to fund all or any portion of the Obligation set forth herein may be assigned by the Guarantor to one or more affiliates of the Guarantor and affiliated funds, provided, however, that any such assignment shall not relieve the Guarantor of the Obligation under this Limited Guarantee.  Any purported assignment in contravention of this Section 6 shall be void.

7.           NOTICES. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given (i) upon personal delivery, (ii) one (1) Business Day after being sent via a nationally recognized overnight courier service, (iii) three (3) Business Days after being sent, postage prepaid, by registered, certified or express mail or (iv) upon receipt of electronic or other confirmation of transmission if sent via facsimile, in each case, at the addresses or facsimile numbers (or at such other address or facsimile number for a party as shall be specified by like notice) set forth below:

if to the Guarantor:

Ares Corporate Opportunities Fund III, L.P.
2000 Avenue of the Stars, 12th Floor
Los Angeles, California  90067
Facsimile No.: (310) 201-4170
Attention:  Kevin Frankel

with a copy to:

Proskauer Rose LLP
2049 Century Park East, 32nd Floor
Los Angeles, CA 90067
Facsimile No.: (310) 557-2193
Attention: Michael A. Woronoff

If to the Guaranteed Party, as provided in the Merger Agreement.

8.           CONTINUING GUARANTEE. This Limited Guarantee may not be revoked or terminated and shall remain in full force and effect and shall be binding on the Guarantor and its successors and assigns until the Obligation has been indefeasibly satisfied in full. Notwithstanding the foregoing, this Limited Guarantee shall automatically and immediately terminate, the Guarantor shall have no further obligations under this Limited Guarantee and, solely in the case of clause (e) below, if the Guarantor has previously made any payments under this Limited Guarantee, the Guarantor shall be entitled to recover such payments from the Guaranteed Party upon the earliest to occur of (a) the valid termination of the Merger Agreement pursuant to the terms thereof (other than a valid termination of the Merger Agreement that results in the Parent Termination Fee becoming payable pursuant to Section 8.03(b) of the Merger Agreement), (b) the Effective Time; provided the Guarantor shall, prior to such termination, have fully funded and paid to Parent its Commitment as defined under the Equity Commitment Letter, (c) the Guaranteed Party or any of its designees accepting the Parent Termination Fee pursuant to the Merger Agreement and the payment by Parent or its designees of all amounts payable under Section 8.03(d) of the Merger Agreement, (d) the nine month anniversary of the date of a valid termination of the Merger Agreement pursuant to the terms thereof, unless prior to such nine month anniversary, the Guaranteed Party shall have provided notice to the Guarantor claiming amounts payable by the Guarantor to the Guaranteed Party under this Limited Guarantee or notice to Parent or Merger Sub claiming amounts payable by Parent or Merger Sub under the Merger Agreement, in which case this Limited Guarantee shall terminate upon (i) indefeasible payment in full of the Obligation (subject to the Cap), (ii) the final, non-appealable resolution of all legal proceedings commenced by the Guaranteed Party alleging amounts payable by the Guarantor under this Limited Guarantee and indefeasible payment in full of the Obligation (subject to the Cap), if applicable or (iii) a written agreement signed by each of the parties hereto terminating this Limited Guarantee or (e) the Guaranteed Party or any of its controlled affiliates, instituting any formal proceeding or bringing any other formal claim, in any litigation or other formal proceeding, against the Guarantor, Parent or Merger Sub or any other Non-Recourse Party in connection with the Merger Agreement or any of the transactions contemplated thereby (including under  the Equity Commitment Letter), other than any Permitted Claim.

9.           NO RECOURSE. Notwithstanding anything that may be expressed or implied in this Limited Guarantee or any document or instrument delivered in connection herewith, and notwithstanding the fact that the Guarantor may be a partnership, by its acceptance of the benefits of this Limited Guarantee, the Guaranteed Party acknowledges and agrees that no person other than the Guarantor has any obligations hereunder and no recourse shall be had hereunder or under any document or instrument delivered in connection herewith, or for any claim based on, in respect of, or by reason of, such obligations or their creation, against, and no personal liability therefor shall attach to, the Guarantor, or any Non-Recourse Party through the Guarantor, Parent, Merger Sub or otherwise, whether by or through attempted piercing of the corporate veil, by or through a claim by or on behalf of the Guaranteed Party against the Guarantor or against any Non-Recourse Party (including any claim to enforce the Equity Commitment Letter), by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or applicable law, or otherwise, except for the Guaranteed Party’s rights (i) against the Guarantor and its successors or assigns under this Limited Guarantee, (ii) against Parent and Merger Sub and their successors or assigns pursuant to the Merger Agreement, (iii) against ACOF Operating Manager III, LLC or the Other Guarantor, or any of their successors and assigns, under the Confidentiality Agreement, and (iv)  against the Other Guarantor and its successors or assigns under the Other Limited Guarantee, pursuant to a Permitted Claim (such rights, the “Permitted Rights”).  Other than the Permitted Rights and, in the case of affiliates, any rights against Parent or Merger Sub pursuant to (x) the Other Transaction Agreements and any other agreement contemplated thereby, (y) the letter agreement, dated as of the date hereof, among Parent, Merger Sub, and certain Company affiliates relating to certain leases and (z) any agreement entered into pursuant to the consummation of the Merger, recourse against the Guarantor pursuant to and expressly subject to the terms and conditions of this Limited Guarantee shall be the sole and exclusive remedy of the Guaranteed Party and all of its affiliates against the Guarantor, Parent, Merger Sub and the Non-Recourse Parties in respect of any liabilities or obligations arising under, or in connection with, the Merger Agreement, the Equity Commitment Letter or the transactions contemplated thereby.  Nothing set forth in this Limited Guarantee shall confer or give or shall be construed to confer or give to any person (including any person acting in a representative capacity) any rights or remedies against any person other than the Guarantor as expressly set forth herein.  Notwithstanding anything to the contrary in this Limited Guarantee or any document or instrument delivered in connection herewith, the Guaranteed Party shall not pursue any remedies directly against the Guarantor pursuant to this Limited Guarantee, unless it is seeking (or has sought) to pursue similar relief against the Other Guarantor pursuant to its limited guarantee in favor of the Guaranteed Party dated as of the date hereof, in accordance with the terms thereof.

10.           GOVERNING LAW; JURISDICTION; VENUE; WAIVER OF JURY TRIAL. This Limited Guarantee shall be governed by, and construed in accordance with, the laws of the State of California, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

Each of the parties hereto (i) irrevocably submits itself to the personal jurisdiction of any court of proper subject matter jurisdiction in the State of California in the event any dispute arises out of this Limited Guarantee, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that it will not bring any action relating to this Limited Guarantee in any court other than a court in the State of California, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court, and (iv) waives any right to trial by jury with respect to any suit, action or proceeding directly or indirectly related to or arising out of this Limited Guarantee.  Each of the parties hereto further agrees that notice as provided herein shall constitute sufficient service of process and waives any argument that such service is insufficient.  Each of the parties hereto hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action related to or arising out of this Limited Guarantee, that (i) the action in any such court is brought in an inconvenient forum, (ii) the venue of such action is improper or (iii) this Limited Guarantee or the subject matter hereof may not be enforced in or by such courts.

11.           COUNTERPARTS. This Limited Guarantee may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Limited Guarantee delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Limited Guarantee.

12.           CONFIDENTIALITY. This Limited Guarantee shall be treated as confidential and is being provided to the Guaranteed Party solely in connection with the Merger. This Limited Guarantee may not be used, circulated, quoted or otherwise referred to in any document, except with the written consent of the Guarantor. The foregoing notwithstanding, the Guaranteed Party and the Guarantor may disclose the existence of this Limited Guarantee to (a) their affiliates and representatives and (b) to the extent required by law, the applicable rules of any national securities exchange or in connection with any securities regulatory agency filings relating to the Merger.

13.           NO MODIFICATION; ENTIRE AGREEMENT. This Limited Guarantee may not be amended, modified or supplemented except by an agreement in writing signed by the Guarantor and the Guaranteed Party.  This Limited Guarantee constitutes the sole and entire agreement of the Guarantor or any of its affiliates, on the one hand and the Guaranteed Party or any of its affiliates, on the other hand, with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter.

14.           PARTIES IN INTEREST.  This Limited Guarantee (a) is for the sole benefit of the Guaranteed Party, (b) shall be binding upon the Guarantor, and (c) may be enforced solely by the Guarantor and the Guaranteed Party.  Nothing in this Limited Guarantee, express or implied, is intended to or shall confer upon any person (other than the Guarantor and the  Guaranteed Party) any legal or equitable right, benefit or remedy of any nature whatsoever

15.           MISCELLANEOUS.

(a)           The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Limited Guarantee.

(b)           All parties acknowledge that each party and its counsel have reviewed this Limited Guarantee and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Limited Guarantee.

(signature pages follow)

IN WITNESS WHEREOF, the Guarantor has caused this Limited Guarantee to be executed and delivered as of the date first written above by its officer thereunto duly authorized.

ARES CORPORATE OPPORTUNITIES FUND III, L.P.

By: ACOF Operating Manager III,
LLC, its Manager

By	/s/ Adam Stein
Name: Adam Stein
Title:Authorized Signatory

[Signature Page to Limited Guarantee]

IN WITNESS WHEREOF, the Guaranteed Party has caused this Limited Guarantee to be executed and delivered as of the date first written above by its officer thereunto duly authorized.

99 CENTS ONLY STORES

By	/s/ Eric Shiffer
Name: Eric Shiffer
Title: Chief Executive Officer

[Signature Page to Limited Guarantee]